Exhibit 5.1



                                    May 4, 1999

Arch Coal Inc.
City Place One, Suite 300
Creve Couer, Missouri 63141

      Re:  Registration Statement On Form S-3

Ladies and Gentlemen:

      I am a Senior Vice President - Law and Human Resources, Secretary and General Counsel of Arch Coal, Inc., a Delaware corporation (the "Company"), and have acted in such capacity in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the issuance by the Company of an aggregate of up to 2,000,000 shares (the "Shares") of the Common Stock, par value $.01 per share, of the Company pursuant to the Company's Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan").

      I am familiar with the Registration Statement and with the Plan. I have also examined corporate documents and such certificates, instruments and corporate records, and such questions of law, as I have deemed necessary for purposes of expressing an opinion on the matters hereinafter set forth. In all examinations of documents, instruments and other papers, I have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to me as conformed, photostatic or other copies.

      On the basis of the foregoing, I am of the opinion that the Shares, when issued in accordance with the Plan, will be validly issued, and fully paid and non-assessable.

      I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus forming a part thereof under the caption "Legal Matters".

                                    Sincerely,

                                      /s/ Jeffry N. Quinn

                                    Jeffry N. Quinn